Exhibit 99.1

DIH Announces Fiscal 2024 Financial Results for the Nine Months Ended December 31, 2023

NORWELL, MA – April 29, 2024 DIH Holding US, Inc. (“DIH”)(NASDAQ:DHAI), a leading global robotics and virtual reality (“VR”) technology provider in the rehabilitation and human performance industry, today announced financial results for the nine months ended December 31, 2023, which is the third quarter of the Company’s 2024 Fiscal Year, ending March 31, 2024.

Recent Highlights

●	Revenue of $47.1 million for the nine months ended December 31, 2023, representing growth of 42.1% over the prior year period
●	Device revenue of $36.9 million, an increase of 47.3% over the prior year period; Services revenue of $8.8 million, an increase of 17.3% over the prior year period; Other revenues of $1.4 million, an increase of 129.8% over the prior year period
●	Gross Profit for the period was $23.2 million, a 27.4% increase over the prior year period
●	Adjusted EBITDA for the period was $0.5 million

“We are excited to announce another strong quarter of company performance as we close out the first nine months of Fiscal Year 2024. We continue to see increased opportunity and positive momentum in expanding the business into new markets and geographies,” said Jason Chen, Chairman and CEO of DIH. “We saw significant revenue growth over the prior year as a result of an increase in device sales and our ability to efficiently sell into Europe, the Americas and Asia. As we enter our first quarter as a publicly traded company, our focus remains on generating stakeholder value and delivering a transformative rehabilitative care model around the world.”

Financial Results for the Nine Months Ended December 31, 2023

Revenue for the nine months ended December 31, 2023 was $47.1 million, an increase of 42% compared to the prior year period. The increase was due primarily to a higher number of devices sold, which consisted of an increase in sales to third-party customers and stronger sales volumes in Europe, the Americas and Asia.

Changes in foreign currency exchange rates had a favorable impact on our combined net sales in the nine months ended December 31, 2023, resulting in an increase of approximately $1.7 million. This was mainly driven by fluctuations in Euro valuations throughout the period.

Gross profit for the nine months ended December 31, 2023 was $23.2 million, a 27% increase compared to the prior period.

Selling, general and administrative expense for the nine months ended December 31, 2023 was $19.9 million, an increase of 9% compared to the prior period. The increase was primarily due to professional service and IT costs in preparation for the business combination with Aurora Technology Acquisition Corp. (ATAK) and becoming a publicly listed company, as well as personnel-related expenses such as payroll and pension. The increase was partially offset by a decrease in bad debt allowance and overhead expenses.

Research and development costs for the nine months ended December 31, 2023 were $5.9 million, a decrease of 1.8% compared to the prior period. The decrease was primarily due to a decrease in research and development material purchases, external consulting fees, and overhead expenses. The decrease was partially offset by an increase in personnel expenses.

Cash and cash equivalents on December 31, 2023 totaled $2.8 million.

About DIH Holding US, Inc.

DIH stands for the vision to “Deliver Inspiration & Health” to improve the functioning of millions of people with disability and functional impairments. DIH is a global solution provider in blending innovative robotic and virtual reality (“VR”) technologies with clinical integration and insights. Built through the mergers of global-leading niche technologies providers, DIH is positioning itself as a transformative total smart solutions provider and consolidator in a largely fragmented and manual-labor-driven industry.

Caution Regarding Forward-Looking Statements

This press release contains certain statements which are not historical facts, which are forward-looking statements within the meaning of the federal securities laws, for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements include certain statements made with respect to the business combination, the services offered by DIH and the markets in which it operates, and DIH’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions provided for illustrative purposes only, and projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the inability of the parties to consummate the proposed business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement, failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of DIH; the inability to maintain the listing of the DIH’s securities on Nasdaq; costs related to the proposed business combination; While DIH may elect to update these forward-looking statements at some point in the future, DIH specifically disclaims any obligation to do so.

Non-GAAP Financial Measure

DIH reports its financial results in accordance with GAAP. However, management believes that Adjusted EBITDA, a non-GAAP financial measure, provides investors with additional useful information in evaluating our performance. DIH calculates Adjusted EBITDA as net income (loss), adjusted to exclude: (1) taxes (2) interest expense (3) depreciation and amortization and (4) other non-recurring items. Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. We believe that Adjusted EBITDA, when taken together with our financial results presented in accordance with GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of Adjusted EBITDA is helpful to our investors as they are measures used by management in assessing the health of our business, and evaluating our operating performance, as well as for internal planning and forecasting purposes. Management presented EBITDA in historical periods prior to the completion of the Business Combination with ATAK. Adjusted EBITDA is adjusted to exclude other non-recurring items such as transaction-related expenses. By providing Adjusted EBITDA, we believe we are enhancing investors’ understanding of our business and the results of operations.

Investor Contact
Greg Chodaczek
332-895-3230

Investor.relations@dih.com

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED BALANCE SHEETS

(UNAUDITED) (in thousands)

	As of December 31, 2023	As of March 31, 2023
Assets
Current assets:
Cash and cash equivalents	$2,838	$5,560
Restricted cash	583	415
Accounts receivable, net of allowances of $964 and $1,771, respectively	5,556	6,079
Inventories, net	7,494	6,121
Promissory note - related party	405	—
Due from related party	119	7,400
Other current assets	7,323	5,210
Total current assets	24,318	30,785
Property, and equipment, net	676	826
Capitalized software, net	2,093	2,203
Other intangible assets, net	380	380
Operating lease, right-of-use assets, net	5,081	3,200
Deferred tax assets	252	1
Other assets	48	39
Total assets	$32,848	$37,434
Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$5,097	$3,200
Employee compensation	3,155	3,678
Due to related party	—	7,322
Current maturities of long-term debt	1,135	1,514
Revolving credit facilities	10,311	12,976
Current portion of deferred revenue	6,860	8,395
Manufacturing warranty obligation	1,190	979
Current portion of long-term operating lease	1,787	1,255
Advance payments from customers	12,152	6,878
Accrued expenses and other current liabilities	13,175	12,411
Total current liabilities	54,862	58,608
Long-term debt, net of current maturities	—	489
Non-current deferred revenues	4,284	2,282
Long-term operating lease	3,319	1,970
Deferred tax liabilities	388	391
Other non-current liabilities	3,943	2,748
Total liabilities	$66,796	$66,488
Commitments and contingencies (Note 15)
Equity (Deficit):
Net parent company investment	(37,140)	(32,977)
Accumulated other comprehensive income	3,192	3,923
Total (deficit)	$(33,948)	$(29,054)
Total liabilities and (deficit)	$32,848	$37,434

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands)

	For the Nine Months Ended December 31,
	2023	2022
Revenue	$47,121	$33,168
Cost of sales	23,945	14,983

Gross profit	23,176	18,185
Operating expenses:
Selling, general, and administrative expense	19,892	18,270
Research and development	5,852	5,959
Total operating expenses	25,744	24,229
Operating loss	(2,568)	(6,044)
Other income (expense):
Interest expense	(744)	(575)
Other income (expense), net	(202)	690
Total other income (expense)	(946)	115
Loss before income taxes	(3,514)	(5,929)
Income tax expense (benefit)	638	770
Net loss	$(4,152)	$(6,699)

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF COMPREHENSIVE LOSS

(UNAUDITED) (in thousands)

	For the Nine Months Ended December 31,
	2023	2022
Net loss	$(4,152)	$(6,699)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	471	538
Pension liability adjustments	(1,202)	(230)
Other comprehensive (loss) income	(731)	308
Comprehensive loss	(4,883)	(6,391)

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(UNAUDITED) (in thousands)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)
Balance, March 31, 2022	$(30,503)	$4,081	$(26,422)
Net loss	(6,699)	-	(6,699)
Other comprehensive income, net of tax	-	308	308
Balance, December 31, 2022	$(37,202)	$4,389	$(32,813)

	Net Parent Company Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity (Deficit)

Balance, March 31, 2023	$(32,977)	$3,923	$(29,054)
Net loss	(4,152)	-	(4,152)
Other comprehensive loss, net of tax	-	(731)	(731)
Net transactions with parent	(11)	-	(11)
Balance, December 31, 2023	$(37,140)	$3,192	$(33,948)

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

INTERIM CONDENSED COMBINED STATEMENTS OF CASH FLOWS

(UNAUDITED) (in thousands)

	For the Nine Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,152)	$(6,699)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	388	93
Provision for credit losses	(807)	1,549
Allowance for inventory obsolescence	675	(205)
(Gain) /Loss on disposal of fixed assets	(15)	(3)
Pension contributions	(478)	(441)
Pension (income) expense	201	(614)
Foreign exchange (gain) loss	201	(685)
Noncash lease expense	1,503	1,258
Noncash interest expense	2	177
Deferred income tax	(258)	(18)
Changes in operating assets and liabilities:
Accounts receivable	1,316	375
Inventories	(1,748)	(3,054)
Due from related parties	-	(9)
Due to related parties	-	1,283
Other assets	(1,979)	(1,851)
Operating lease liabilities	(1,425)	(1,111)
Accounts payable	1,602	851
Employee compensation	(549)	13
Other liabilities	202	591
Deferred revenue	819	1,048
Manufacturing warranty obligation	211	(116)
Advance payments from customers	5,573	8,037
Accrued expense and other current liabilities	634	1,545
Net cash provided by operating activities	1,916	2,014
Cash flows from investing activities:
Purchases of property and equipment	(141)	(52)
Proceeds from sale of property and equipment	65	-
Capitalized software development costs	-	(13)
Payments to related party for promissory note	(405)	-
Net cash used in investing activities	(481)	(65)
Cash flows from financing activities:
Payments on credit facilities	(3,123)	(2,074)
Payments on long term debt	(937)	(692)
Net cash used in financing activities	(4,060)	(2,766)
Effect of currency translation on cash and cash equivalents	71	(232)
Net decrease in cash, and cash equivalents, and restricted cash	(2,554)	(1,049)
Cash, and cash equivalents, and restricted cash - beginning of year	5,975	3,687
Cash, and cash equivalents, and restricted cash - end of year	$3,421	$2,638
Cash and cash equivalents - end of year	$2,838	$2,247
Restricted cash - end of year	583	391
Total cash, and cash equivalents, and restricted cash - end of year	$3,421	$2,638
Supplemental disclosure of cash flow information:
Interest paid	$740	$397
Income tax paid	$-	$17
Supplemental disclosure of non-cash investing and financing activity:
Settlement of related party receivables and payables	$7,322	$-

See accompanying notes to the condensed combined financial statements.

DIH HOLDING US, INC. AND SUBSIDIARIES

RECONCILIATION OF Non-GAAP FINANCIAL MEASURES

(UNAUDITED) (in thousands)

	For Nine Months Ended December 31,
	2023	2022
Net loss	$(4,152)	$(6,699)
Adjusted to exclude the following:
Taxes	638	770
Interest expense	744	575
Depreciation and amortization	388	93
Other non-recurring items (1)	2,837	125
Adjusted EBITDA	$455	$(5,136)

(1) Represents transaction-related expenses incurred in connection with the Business Combination with ATAK completed on February 7, 2024.